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                                                                    EXHIBIT 10.7

COUNTY OF FULTON

STATE OF GEORGIA                                                  August 1, 1997

                                PROMISSORY NOTE

        FOR VALUE RECEIVED, CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC, formed under the laws of the State of Delaware (the "Maker"), promises to pay to the order of CRESCENT OPERATING, INC., a Delaware corporation (the "Payee"); at the office of Payee in Forth Worth, Texas, or at such other place as payee may from time to time designate in writing, in legal tender of the United States of America, the principal sum of ten million dollars ($10,000,000.00), together with interest on the principal balance hereof at the rate hereinafter provided, in accordance with the terms and conditions hereof. Maker acknowledges that it is receiving consideration for this Note by the loan from Payee or Payee's affiliates to Maker of ten million dollars ($10,000,000.00) pursuant to a Member Commitment under the Amended and Restated Operating Agreement of Maker dated as of June 16, 1997, between Payee and Charter Behavioral Health
Systems, Inc.

        1. Principal and Interest. Commencing on the date hereof and continuing until repayment of the sums due hereunder in full, the principal amount due hereunder shall bear interest at a rate equal to ten percent (10%) per annum. Interest on the principal balance of this Note shall be due and payable monthly, commencing on the first day of the calendar month succeeding the date hereof and continuing on the first day of each succeeding calendar month thereafter, and shall be computed on the basis of a 360-day year for the actual number of days elapsed. Unless sooner accelerated in accordance with the terms of this Note, the entire principal amount due hereunder, together with all accrued but unpaid interest thereon, shall be due and payable in full on the date that is five (5) years from the date hereof.

        2. Maximum Lawful Rate. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision occurs, shall involve payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limits so authorized by law, and if, from any circumstances, Payee shall ever receive as interest an amount which would exceed the highest lawful rate applicable to Maker, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the

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payment of interest.

        3. Method of Making Payments; Renewal of Obligations. All payments with respect to principal and interest hereunder shall be made by wire transfer of immediately available funds to such account as Payee has designated in writing to Maker. Maker hereby expressly agrees that to the extent that Maker makes a payment or payments on this Note and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or national law, common law or equitable cause, then to the extent of such payment or repayment, the indebtedness evidenced hereby which is intended to be satisfied by such payment or payments shall be revived and continued in full force and effect as if said payment or payments had not been made.

        4. Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an "Event of Default":

                (a) Failure to Pay. Maker fails to pay any payment of principal or interest when due and payable or declared due and payable in accordance with the terms of this Note and such failure shall continue for five (5) business days; or

                (b) Bankruptcy. (i) Maker shall commence proceedings seeking either its own bankruptcy or to be granted a suspension of payments or any other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect; (ii) any proceeding described in clause (i) of this subsection 4(b) is commenced or applied to be commenced against Maker, which proceeding remains undismissed for a period of sixty (60) days or is dismissed on the ground of lack of funds sufficient to cover the costs of such proceedings; (iii) a custodian, trustee, administrator or similar official is appointed under any applicable law described in clause (i) of this subsection 4(b) with respect to Maker, or such custodian, trustee, administrator or similar official takes charge of all or any substantial part of the property of Maker; (iv) an adjudication is made that Maker is insolvent or bankrupt; (v) any order of relief or other order is entered approving any case or proceeding described in clause (ii) of this subsection 4(b); (vi) Maker makes a general assignment for the benefit of its creditors; or (vii) Maker takes any corporate or similar action for the purpose of effecting any of the actions, orders or events described in the foregoing clauses of this subsection 4(b).


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        5.  Remedies.  Upon the occurrence of an Event of Default, at the option of Payee, all amounts payable by Maker to Payee under the terms of the Note shall immediately become due and payable by Maker to Payee, and Payee shall have all the rights, powers and remedies available under the terms of this Note, under applicable law or otherwise. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in Section 4(b) above, the amounts hereunder shall become automatically due and payable without presentment, protest or demand of any kind.

        6. Costs of Collection. Maker agrees to pay all costs and expenses of collection, including reasonable attorneys' fees and expenses arising in connection with any enforcement action by Payee in which it shall prevail on any of its rights under this Note whether by or through an attorney-at-law or in an action in bankruptcy, insolvency or other judicial proceedings.

        7. Waivers; Amendment. No delay or failure on the part of Payee to exercise any right or remedy accruing to Payee hereunder, upon any default or breach by Maker of any term or provision hereof, shall be held to be an abandonment thereof. No delay on the part of Payee in exercising any of its rights or remedies shall preclude Payee from the exercise thereof at any time during the continuance of any default or breach. No waiver of a single default or breach shall be deemed a waiver of any subsequent default or breach. Payee may enforce any one or more remedies hereunder successively or concurrently, at its option. All waivers under this Note must be in writing signed by the Party entitled to enforce the right waived. All amendments to this Note must be in writing and signed by both the Maker and the Payee.

                Maker, its successors and assigns, and all other persons liable for the payament of this Note, waive presentment for payment, demand, protest and notice of demand, dishonor, protest and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by Payee and Maker as to the time of payment of this Note from time to time.

        8. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Note, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Note is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the extent possible.


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        9.      Notices. All notices, requests and demands to or upon the
respective parties hereto shall be deemed to have been given or made when personally delivered, upon the date originally received if delivered by telecopy transmission followed by registered or certified mail confirmation, one (1) business day following deposit with an overnight delivery service or three (3) business days following deposit in the mail, registered or certified mail, postage prepaid as follows:

        To Maker:

                Charter Behavioral Health Systems, LLC
                3414 Peachtree Road, NE, Suite 900
                Atlanta, Georgia 30326
                Attention: Steve Love, Senior Vice President & CFO
                Telecopy: 404/814-2706

        with a copy to:

                Charter Behavioral Health Systems, LLC
                3414 Peachtree Road, NE, Suite 900
                Atlanta, Georgia 30326
                Attention: Mark Ford, Vice President, General Counsel &
                           Secretary
                Telecopy: 404/814-5795

        To Payee:

                Crescent Operating, Inc.
                777 Main Street, Suite 2100
                Fort Worth, Texas 76102
                Attention: Jeffrey L. Stevens, CFO & Secretary
                Telecopy: 817/878-0429

        with a copy to:

                Crescent Operating, Inc.
                777 Main Street, Suite 2100
                Fort Worth, Texas 76102
                Attention: General Counsel
                Telecopy: 817/878-0429

        10. Captions. The captions herein set forth are for convenience only and should not be deemed to define, limit or describe the scope or intent of this Note.




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        11.     Successors; Assignment. The terms and provisions of this Note shall be binding upon and inure to the benefit of the successors and assigns of the Maker and the successors and registered assigns of the Payee. This Note may not be transferred or assigned by the Payee except for (a) a pledge to a bona fide financial institution, which, immediately prior to the creation of such pledge, is not an affiliate of Payee, to secure bona fide arms' length recourse indebtedness of Payee and/or its subsidiaries or (b) a pledge to Crescent Real Estate Equities Limited Partnership pursuant to that certain Line of Credit and Security Agreement, dated as of May 21, 1997, and that certain Amended and Restated Credit and Security Agreement, as amended, dated as of May 30, 1997. Any purported transfer in violation of the foregoing provision shall be null and void and of no force and effect whatsoever.

        12.     Governing Law; Submission to Jurisdiction.

                (a) This Note shall be deemed to be made in and in any and all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles of conflict of laws).

                (b) If any action is brought to enforce or interpret this Note, exclusive venue for such action shall be in the State of Delaware or the United States of America for the District of Delaware, and the parties hereto irrevocable and unconditionally submit to the jurisdiction of the state and federal courts located in the State of Delaware for such purpose.

        13. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Note shall fall on a day other than a business day, the party having such privilege or duty shall have until 5:00 p.m. (Eastern Standard Time) on the next succeeding business day to exercise such privilege or to discharge such duty. For purposes of this Note, the term "business day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in the State of Georgia are authorized or required to remain closed.

        IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer under its corporate seal as of the date first above written.
                                         CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC



                                        By:     /s/ W. STEPHEN LOVE
                                           -------------------------------------
                                        Name: W. Stephen Love
                                        Title: Senior Vice President & CFO




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